Exhibit 10.1
CFO CONSULTING AGREEMENT
THIS CFO CONSULTING AGREEMENT (the "Agreement") is made and effective as of August 3, 2016 (the "Effective Date"), by and between General Cable Corporation (the "Company"), and Kreidler Advisory Services LLC ("Consultant").
WHEREAS, the Company desires to retain Consultant to act as the Company's interim principal financial officer (as defined in the rules under the Securities Exchange Act of 1934), and Consultant desires to serve in that capacity;
WHEREAS, in that role Consultant will serve as the Company's Interim Chief Financial Officer and will perform all functions related thereto;
NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.             Consulting Services.
     (a)      During the term of this Agreement, Consultant will provide the Services (as defined below), as the Company's Interim Chief Financial Officer.  The Services under this Agreement will all be performed by Robert C. Kreidler and may not be delegated to other persons, including other employees of Consultant. Consultant will provide the Services a minimum of three (3) full business days per week, working at least three (3) business days per work week at the Company's headquarters in Highland Heights, KY, or occasionally at such other locations designated by Company as business needs may dictate. Consultant's exact schedule and the days on which he works will be mutually agreed upon by him and the Company’s President and Chief Executive Officer (“CEO”). The Consultant will perform all duties and fulfill the responsibilities typically completed or required of a Chief Financial Officer of a public company in the United States, including, but not limited to, oversight of the Company's accounting and finance organization (including Treasury and Tax functions), financial and accounting compliance functions, preparing the Company's financial statements and signing the Company's reports to be filed with the Securities and Exchange Commission (for instance on Forms 10-Q, 10-K and 8-K), communicating with shareholders, assisting in financing or other strategic transactions, coordinating with the Company’s independent public accountants with respect to quarterly reviews and annual audits, coordinating with the Chairman of the Audit Committee and providing all information necessary, appropriate or required for the Audit Committee, and such other duties reasonably requested by the Company’s corporate officers or Board of Directors, consistent with the position of Chief Financial Officer (the “Services”). Consultant shall exercise reasonable skill and care in providing the Services hereunder, and shall perform the Services in a professional manner, consistent with industry standards.
     (b)       If and to the extent requested by the Company’s CEO or Board of Directors, following the termination of this Agreement, Consultant will provide such assistance and certifications as may be requested or necessary in order to enable the Company to make timely filing of its next succeeding quarterly or annual report on Form 10-Q or 10-K, respectively, required to be filed by the Company following the termination of this Agreement.  To the extent that Consultant is requested to provide such assistance and certifications, Consultant shall be compensated at the same rate as for the Services as described herein, pro-rated based on the time spent in so doing, and for purposes of this Agreement, such additional assistance and services shall be deemed to be part of the Services hereunder.
     (c)      Consultant will report directly to the CEO, and/or to any other party designated by the CEO.  Consultant's Services will begin the week of August 8, 2016.
2.             Consultant's Fees and Expenses.
(a)      During the term of this Agreement, the Company shall pay Consultant a fee of $25,000 for each full week that Consultant provides Services. Payments for Services shall be made to Consultant on a bi-weekly basis within one week after the receipt of an invoice from the Consultant. With regard to any partial weeks, Consultant shall be paid a pro-rata fee based on a 24-hour work week.
(b)      During the term of this Agreement, Consultant shall bill and the Company shall reimburse the Consultant for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the Services hereunder, including, but not limited to, commuting and housing costs each week, consistent with the Company’s expense reimbursement policy.
(c)      The Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Consultant under this Agreement and for all obligations, reports, and timely notifications relating to such taxes. The Company shall have no obligation to pay or withhold any sums for such taxes.
3.    Term & Termination.   This Agreement shall commence on the Effective Date and shall continue until terminated as set forth below.
     (a)      Termination for Convenience.  Consultant may terminate this Agreement at any time for any or for no reason by giving the Company thirty (30) days' prior written notice of termination; the Company may terminate this Agreement at any time for any or for no reason by giving Consultant five (5) days’ prior written notice of termination.
     (b)      Termination for Cause.  The Company may immediately terminate Consultant’s engagement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice.   “Cause” means any of the following in the Company's judgment: (a) Consultant’s conduct, failure or omission which has, or may have, an adverse effect on the Company; (b) Consultant’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (c) Consultant’s fraud or embezzlement of funds or property; or (d) Consultant’s breach of any covenant or agreement in Section 4 or 5 of this Agreement.
4.    Work Product. All Work Product (defined below) shall be work made for hire by Consultant and owned by the Company.   If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Consultant for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Consultant hereby assigns to the Company, and upon the future creation thereof automatically assign to the Company, without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  Consultant agrees to perform, during or after termination of Consultant’s engagement, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as requested by the Company.   For purposes of this letter, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Consultant, while engaged by the Company and its affiliates, within the scope of Consultant’s engagement or that otherwise relates in any manner to the business or projected business of the Company and its affiliates.
5.    Confidentiality/ Non-Disparagement/ Non-Solicitation/ Non-Competition/ Company Policies.
(a)    The Consultant acknowledges that during the engagement he will have access to and become acquainted with various confidential or proprietary information, including pending or potential transactions, financial information concerning the Company, its business plans, personnel and strategies, trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that Consultant will not disclose any of the aforesaid confidential or proprietary information, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. To the extent permitted by law and subject to Section 10 below, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of confidential or proprietary information, Consultant agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of the Company. Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the termination of this Agreement, or whenever requested by the Company, Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in Consultant’s possession or under Consultant’s control.
(b)    Consultant agrees that for so long as Consultant is engaged by the Company or any of its affiliates hereunder and for a period of three years after the date Consultant ceases to be engaged by the Company and its affiliates for any reason, Consultant will not disparage the Company or its officers, directors, or affiliates in any way, or through any medium. Consultant agrees to provide full cooperation and assistance in assisting the Company to investigate such statements if the Company reasonably believes that Consultant is the source of any such statements. The foregoing shall not apply to statutorily privileged statements made to governmental or law enforcement agencies.
(c)    Consultant agrees that for so long as Consultant is engaged by the Company or any of its affiliates hereunder and for a period of 12 months after the date Consultant ceases to be engaged by the Company and its affiliates for any reason, neither Consultant nor any company or other entity controlled by Consultant (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company and its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever, or (ii) hire or employ any person who accepts employment with the Company and its affiliates.
(d)    Consultant agrees that for so long as Consultant is engaged by the Company or any of its affiliates hereunder, neither Consultant nor any company or other entity controlled by Consultant (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, engage in any employment or business activity for a company that competes with the business of the Company and its affiliates, in any country in which the Company or any of its affiliates does business. Consultant agrees that, given the nature of the business of the Company and its affiliates and Consultant’s position, the foregoing geographic scope is appropriate and reasonable.
(e)    Consultant agrees that Consultant will comply with the Company’s Code of Ethics and Business Conduct and Insider Trading Policy, and Consultant will comply with all applicable laws, rules and regulations in the performance of the Services.
6.     Conflicts of Interest. The Consultant represents that Consultant is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering Consultant’s duties, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which Consultant does not have a proprietary interest.
7.    Indemnification and D&O Insurance. The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless Consultant for any and all acts taken or omitted to be taken by Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as if Consultant was an officer of the Company to the extent provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as are applicable to an officer. The provisions of this Section shall survive any termination of this Agreement.
8.    Independent Consultant. This Agreement shall not render Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. Consultant is and will remain an independent contractor in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.    Remedies. Consultant acknowledges that breach of the provisions of Sections 4 and 5 would result in irreparable injury and permanent damage to the Company and its affiliates, which prohibitions or restrictions Consultant acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates.  Consultant recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 4 and 5 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company and its affiliates from breach by Consultant.  Consultant therefore agrees: (i) that, in the event of a breach of Sections 4 or 5,  the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any trade secret, or (C) require that the Company post a bond or any other security.  Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law. Consultant and the Company agree to the exclusive jurisdiction of the courts located in Campbell County, KY for all matters arising under this Agreement.
10.    Reports to Government Entities. Nothing in this Agreement shall restrict or prohibit Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  Consultant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators.  Consultant is not required to notify the Company that Consultant has engaged in such communications with the Regulators.
11.    Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and permitted assigns.
12.    Choice of Law. The laws of the state of Kentucky shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.
13.    Arbitration. Except as provided in Section 9, any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Campbell County, KY in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.
14.    Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.
15.    Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.
16.    Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.
17.    Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Consultant:	Kreidler Advisory Services
Robert C. Kreidler
1760 Tamarack Trail
Skaneateles, NY 13152

If to the Company:	General Cable Corporation
Attention: SVP & General Counsel
4 Tesseneer Rd.
Highland Heights, KY 41076

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.
18.    Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.
19.    Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.
20.    Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.
21.    Survival. The covenants and agreements of the Consultant contained Sections 4, 5, 7, 8, 9, 12, and 13 above shall survive the termination of this Agreement.
IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

General Cable Corporation		Kreidler Advisory Services

By:	/s/ Michael T. McDonnell	By:	/s/ Robert C. Kreidler
	Michael T. McDonnell		Robert C. Kreidler
Title:	President and CEO	Title:	Principal

ACKNOWLEDGEMENT AND ACCEPTANCE BY ROBERT C. KREIDLER
The undersigned acknowledges that he will be performing the Services described in the foregoing Agreement for Kreidler Advisory Services LLC and, as a result, he hereby agrees, in his individual capacity, to all of the covenants and agreements contained in the Agreement, and all references to covenants and agreements by “Consultant” in the Agreement shall include the undersigned individually.

/s/ Robert C. Kreidler
Robert C. Kreidler